Exhibit (b)(1)

STRICTLY CONFIDENTIAL

Morgan Stanley Senior Funding, Inc. 1585 Broadway New York, New York 10036	The Bank of Tokyo-Mitsubishi UFJ, Ltd. 1251 Avenue of the Americas New York, New York 10020

March 4, 2015

AbbVie Inc.

Bldg. AP34

1 North Waukegan Road

North Chicago, Illinois 60064

Attention:  Amarendra Duvvur, Vice President and Treasurer

Project Oxford

$18,000,000,000 Senior Unsecured 364-Day Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You (“you” or the “Borrower”) have advised Morgan Stanley Senior Funding, Inc. (“MSSF”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”, and together with MSSF, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the outstanding shares of common stock of a company previously identified to us and codenamed “Oxford” (the “Target”, and together with its subsidiaries, the “Acquired Business”) pursuant to an agreement and plan of reorganization (including the exhibits and schedules thereto, collectively, the “Acquisition Agreement”) and, in connection therewith, to repurchase from time to time (other than in the ordinary course of business consistent with past practice) shares of your common stock for cash (with such shares being immediately canceled and not held as treasury stock) (such repurchases and cancellations, the “Share Repurchase”), whether pursuant to an accelerated share repurchase program or otherwise, and to repay certain commercial paper and other existing indebtedness of the Borrower.  The Acquisition will be effected through (i) the purchase of shares of common stock of the Target by a wholly-owned subsidiary of the Borrower (“Merger Sub”) in the Offer (as defined in the Acquisition Agreement) and (ii) on the Closing Date (as defined below), promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving such Merger as your direct or indirect wholly-owned subsidiary, and promptly thereafter the merger of the Target with and into a wholly-owned subsidiary of the Borrower (“Merger Sub 2”), with Merger Sub 2 surviving such merger as your direct or indirect wholly-owned subsidiary.

In that connection, you have advised us that the total amount required to effect the Acquisition and the Share Repurchase (excluding common stock of the Borrower to be issued as direct consideration for the Acquisition), to repay certain commercial paper and other existing indebtedness of the Borrower, and to pay the fees and expenses incurred in connection therewith shall be provided by a combination of any or all of (a) cash on the balance sheet, (b) the issuance by the Borrower of unsecured debt securities in a public or private offering (the “Securities”) and/or (c) the borrowing by the Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Facility”) in an aggregate principal amount not to exceed $18,000,000,000.  The Acquisition, the entering into and funding of the Facility, the repayment of certain commercial paper and other existing indebtedness of the Borrower, the

Share Repurchase and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”.

The date of the consummation of the Offer and on which the Facility shall be available is herein referred to as the “Closing Date”.

1.  Commitment.  (a) MSSF commits to provide (on a several and not on a joint basis) $14,250,000,000 of the Facility and (b) BTMU commits to provide (on a several and not on a joint basis) $3,750,000,000 of the Facility (each of MSSF and BTMU in such capacities, the “Initial Lenders”), in each case subject to and on the terms and conditions set forth in this letter and the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto) (the “Term Sheet” and, collectively with this letter and the exhibits hereto, the “Commitment Letter”); provided that, the aggregate amount of commitments in respect of the Facility shall be reduced at any time on or after the date hereof as and to the extent set forth in the Term Sheet or the Credit Documentation (as defined below) related thereto, as applicable, and the commitments of the Initial Lenders in respect of the Facility shall be reduced proportionately according to their anticipated final hold as described in the Fee Letter (as defined herein).

It is understood and agreed that MSSF and BTMU will act as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”) for the Facility.  MSSF will act as the sole administrative agent for the Facility.  MSSF will have “left lead” placement in all documentation used in connection with the Facility, and MSSF shall have all roles and responsibilities customarily associated with such placement.  You agree that, as a condition to the commitments, agreements and undertakings set forth herein, no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facility, unless you and MSSF shall agree; provided that on or prior to the date that is 20 business days following the date hereof you may appoint additional agents for the Facility and award such person additional agent or co-agent titles in connection with the Facility in a manner and with economics determined by you in consultation with MSSF, so long as (i) such person shall not receive a “lead arranger” or “bookrunner” role, (ii) the percentage of compensatory economics awarded to such person shall not exceed the lesser of its percentage of the aggregate commitment hereunder with respect to the Facility and the percentage of compensatory economics awarded to MSSF and (iii) upon such appointment such person (or its lending affiliate) shall assume a commitment hereunder as an Initial Lender in accordance with Section 10 (and MSSF’s and BTMU’s respective commitments hereunder shall be reduced proportionately according to their anticipated final hold as described in the Fee Letter).

Our commitment and agreements hereunder are subject only to the following conditions:

(A) (i) except as disclosed in the Company SEC Documents (as defined in the Acquisition Agreement) filed or furnished with the United States Securities and Exchange Commission since December 31, 2013 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the Company Disclosure Letter (as defined in the Acquisition Agreement), from December 31, 2014 through the date of the Acquisition Agreement, there has not occurred any event, development, occurrence, or change that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect and (ii) there not being any change, state of facts, condition, event, circumstance, effect, occurrence or development after the date of the Acquisition Agreement that would reasonably be expected to have, individually or in the aggregate, an Acquired Business Material Adverse Effect and that is continuing as of immediately prior to the expiration of the Offer;

“Acquired Business Material Adverse Effect” means any Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof).

(B) the execution of the Credit Documentation consistent with the terms and conditions set forth in this Commitment Letter;

(C) one or more investment banks reasonably satisfactory to MSSF shall have been engaged to publicly sell or privately place the Securities for the purpose of replacing or refinancing the Facility (with the Commitment Parties acknowledging that the foregoing condition set forth in this clause (C) has been satisfied); and

(D) the satisfaction of the other conditions precedent set forth in Exhibit B hereto.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (a) the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (as defined herein), but only to the extent that you have (or a subsidiary of yours has) the right to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) made by the Borrower in the applicable Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that the Facility is available on the Closing Date if the conditions set forth in the third paragraph of this Section 1 of this Commitment Letter are satisfied or waived.  For purposes hereof, (x) the “Specified Representations” means the representations and warranties in the Credit Documentation (in each case, as applicable to the Borrower only) relating solely to corporate status; corporate power and authority to enter into the applicable Credit Documentation; due authorization, execution, delivery and enforceability (subject to customary enforceability exceptions) of the Credit Documentation; no conflicts of the Facility with charter documents or debt instruments evidencing debt obligations in excess of $150,000,000 in aggregate principal amount outstanding or committed; Federal Reserve margin regulations; laws against sanctioned persons; use of proceeds of the Facility not conflict with the PATRIOT Act (as defined herein) or applicable anti-corruption laws; Investment Company Act; and absence of a Specified Event of Default, and (y) “Specified Event of Default” means an event of default under the Credit Documentation arising from the bankruptcy of the Borrower, a payment event of default, any cross acceleration to the Borrower’s existing senior notes or breach of the lien or mergers covenant under the Credit Documentation.

2.  Commitment Termination.  The commitments and other obligations of the Commitment Parties hereunder will terminate on the earliest to occur of (a) 11:59 p.m. on the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof (giving effect to any extensions in accordance with Section 9.1(d) of the Acquisition Agreement as in effect on the date hereof)), (b) the date on which the definitive loan documentation in respect of the Facility (the “Credit Documentation”) becomes effective and the commitments thereunder become effective, (c) the consummation of the Acquisition without the use of the Facility and (d) the date of any public announcement by you of the abandonment by you of the Acquisition or termination in accordance with the terms of the Acquisition Agreement of your obligations under the Acquisition Agreement to consummate the Acquisition (such date, the “Commitment Termination Date”).  You and we shall use commercially reasonable efforts to facilitate the execution of the Credit Documentation on or prior to the sixtieth (60th) day following the date that you execute this Commitment Letter.

Notwithstanding the foregoing, the termination of the commitments and other obligations of the Commitment Parties hereunder will not affect Sections 5, 6, 7, 9 and 10, which provisions will survive any such termination; provided that if the Credit Documentation becomes effective, the provisions of Sections 6 and 10 shall be superseded by the corresponding provisions of the Credit Documentation.

3.  Syndication.  The Arrangers intend to commence syndication efforts as soon as is practicable after the execution of this Commitment Letter by the parties hereto.  In connection with the foregoing, MSSF will manage decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the syndicate of financial institutions and/or lenders participating in the Facility (collectively with the Initial Lenders, the “Lenders”) and the amount and distribution of fees among the Lenders; provided that the selection of Lenders and the allocations of the commitments among such Lenders shall be subject to your consent (such consent not to be unreasonably withheld) (it being agreed that you consent, subject to the immediately following sentence, (x) to syndication and assignment of the commitments in respect of the Facility (i) prior to the date that is 60 days after the date hereof, to lenders under the Borrower’s existing Revolving Credit Agreement, dated as of August 18, 2014, among the Borrower and certain of its subsidiaries party thereto, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent (as amended from time to time with MSSF’s consent, the “Existing Credit Agreement”) (such lenders, the “Existing Lenders”), and (ii) thereafter, to Existing Lenders and/or other financial institutions and lenders described as the “Approved Lender List” in the syndication plan agreed to by you and us prior to the date hereof) and (y) to allocations of the commitments to such Lenders described in the foregoing clause (x) as set forth in the syndication strategy agreed to by you and us prior to the date hereof.  The commitments of the Initial Lenders hereunder with respect to the Facility shall be reduced dollar-for-dollar (allocated proportionately between them in accordance with their anticipated final hold as described in the Fee Letter) as and when commitments for the Facility are received from additional Lenders selected in accordance with the previous sentence of this Section 3 to the extent that such Lender becomes party to (i) this Commitment Letter as an additional “Commitment Party” and extends commitments directly to you on the terms set forth herein pursuant to a customary joinder agreement (a “Joinder Agreement”), which shall not add any conditions to the availability of the Facility or change the terms of the Facility or increase compensation payable by you in connection therewith except as set forth in this Commitment Letter and the Fee Letter and which shall otherwise be reasonably satisfactory to you and us, or (ii) the applicable Credit Documentation.

Until the earlier of (x) 60 days following the Closing Date and (y) the completion of a Successful Syndication (as defined in the Fee Letter) (such earlier date, the “Syndication Date”), you shall take all action as MSSF may reasonably request to assist the Arrangers in forming a syndicate of Lenders reasonably acceptable to you and MSSF.  Your assistance in forming such a syndicate shall include but not be limited to (i) making your senior management and representatives available to participate in a reasonable number of information meetings with potential Lenders at such times and places as are mutually agreed (which may include one or more conference calls with such potential Lenders); (ii) using reasonable efforts to ensure that the syndication efforts benefit from your existing lending relationships; (iii) assisting (including using reasonable efforts to cause your subsidiaries, the Acquired Business and their respective advisors to assist (but, with respect to the Acquired Business and its advisors, only to the extent consistent with the Acquired Business’ obligations under the Acquisition Agreement)) in the preparation of a customary confidential information memorandum and other customary marketing materials to be used in connection with syndication of the Facility (which, with respect to the Acquired Business, shall be limited to assistance with the delivery of historical financial statements and assistance with the preparation of customary pro forma financial statements (and only to the extent consistent with the Acquired Business’ obligations under the Acquisition Agreement)); (iv) using your commercially reasonable efforts to maintain a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”) and a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the

Borrower, prior to the Closing Date and (v) promptly providing (upon request) MSSF with all customary information MSSF reasonably deems necessary to successfully complete the syndication of the Facility.

To ensure an effective syndication of the Facility, you agree that until the Syndication Date, you will not, and will not permit any of your subsidiaries to (and you will use commercially reasonable efforts to ensure that the Acquired Business will not) arrange, attempt to arrange, announce or authorize the announcement of the arrangement of any syndicated credit facility in the commercial bank market (other than the Facility) that, in each case, could reasonably be expected to materially impair the primary syndication of the Facility, without the prior written consent of MSSF (which consent shall not be unreasonably withheld or delayed); it being understood that the foregoing shall not (a) limit your ability to (i) issue commercial paper, (ii) amend, refinance, extend, renew or increase any existing credit facility or other short-term debt program currently in place, (iii) enter into a Qualifying Term Loan Facility (as defined below) or (iv)(x) issue any letter of credit or (y) enter into any letter of credit, working capital or liquidity facilities, in each case, in the ordinary course of business; provided that no individual facility arranged, announced or otherwise incurred pursuant to clause (iv)(y) hereof shall be in an aggregate principal amount in excess of $125,000,000, or (b) limit the ability of the Acquired Business to incur debt permitted under the Acquisition Agreement (including after giving effect to any consent by you or any of your affiliates to any such incurrence after the date hereof that you or any of your affiliates are required to give pursuant to the terms of the Acquisition Agreement).

You agree that the Arrangers may make available any Information (as defined below) and the Projections (as defined below) (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks or another similar secure electronic system (the “Platform”).  You further agree to assist, at the request of MSSF, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facility (and deliver in connection therewith, customary authorization letters for the confidential information memorandum), consisting exclusively of information or documentation that does not contain material non-public information concerning you, the Acquired Business or any of your or their respective subsidiaries or your or their respective securities (“MNPI”), for delivery to lenders who only wish to receive such information (“Public Lenders”).  You further agree, at our request, to identify any Company Materials that do not contain MNPI by marking the same as “PUBLIC” and any Company Materials not marked “PUBLIC” shall be deemed suitable only for distribution to prospective Lenders who wish to receive MNPI.  You acknowledge and agree that the following documents may be distributed to Public Lenders (without representation as to the non-materiality thereof), except to the extent you advise the Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Lenders who wish to receive MNPI and provided that you shall have been given a reasonable opportunity to review such documents:  (i) drafts and final Credit Documentation; (ii) administrative materials prepared by the Arrangers for potential Lenders (e.g., a lender meeting invitation, allocations and/or funding and closing memoranda), in each case to the extent submitted to you for review prior to distribution; and (iii) notification of changes in the terms of the Facility.

4.  Information.  You hereby represent and covenant (and with respect to information related to the Acquired Business, to the best of your knowledge) that (a) all written information (other than the Projections and information of a general economic or industry nature) (the “Information”), taken as a whole, that has been or will be made available to us by you or on your behalf by any of your representatives in connection with the Transactions is or will be (as of the date made available), correct in all material respects and does not or will not (as of the date made available), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances under which such statements were or are made and (b) the projections that have been or will be made available to us by you or on your behalf by any of your representatives (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time when made (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved and actual results may differ from the Projections and such differences may be material).  If, at any time from the date hereof until the later of the Closing Date and the Syndication Date, any of the representations and warranties contained in the foregoing sentence would not be correct in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement, or cause to be supplemented, the Information or Projections from time to time so that the representations and warranties contained in this paragraph remain correct in all material respects under those circumstances.

You acknowledge that each of MSSF and BTMU will be relying on the accuracy of the Information and Projections furnished to it by or on behalf of you without independent verification thereof.

5.  Fees.  As consideration for the Initial Lenders’ commitment hereunder and the Arrangers’ agreement to perform the services described herein, you agree to pay the non-refundable fees set forth in the Term Sheet and in the Fee Letter delivered herewith from the Arrangers to you relating to the Facility and dated the date hereof (the “Fee Letter”).

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree.  You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Acquired Business or any of the matters contemplated hereby in connection with the Transactions, in each case on a confidential basis.

6.  Indemnity and Expenses; Other Activities.  You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject resulting from or in connection with this Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by the Borrower or any of its affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding, provided that (i) the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (A) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the bad faith, willful misconduct or gross negligence of such indemnified person or any of its Related Person (as hereinafter defined), (B) to the extent resulting from any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person solely against another indemnified person, other than claims against any Initial Lender or Arranger in its capacity in fulfilling its role as an agent or arranger under the Facility or (C) to the extent resulting from a material breach by such indemnified person or any Related Person thereof of its obligations hereunder as found by a final, non-appealable judgment by a court of competent jurisdiction and (ii) your obligation to reimburse legal expenses pursuant hereto shall be limited to the fees, charges and disbursements of one counsel to all indemnified persons (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) and (b) to reimburse each

Commitment Party and its affiliates upon demand for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, charges and disbursements of one counsel to the Arrangers and the Administrative Agent (and, if reasonably necessary, one local counsel in any relevant jurisdiction) and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant jurisdiction)) incurred in connection with the Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof.  Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for (i) any damages resulting from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems except to the extent such damages resulted primarily from the bad faith, gross negligence or willful misconduct of such indemnified person or any of its Related Persons, or (ii) any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction.  For purposes hereof, a “Related Person” of an indemnified person means (a) any controlling person, controlled affiliate or subsidiary of such indemnified person, (b) the respective directors, officers or employees of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons.  You shall not be liable to us or any indemnified person for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided that this sentence shall not limit your indemnification obligations as set forth in this paragraph.

You will not, without the prior written consent of the indemnified person (which shall not be unreasonably withheld), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person.  You will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld); provided, however, that the foregoing indemnity will apply to any such settlement, compromise, consent or termination in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement, compromise, consent or termination and elected not to assume such defense; provided, further, that if a Proceeding is settled, compromised, consented to or terminated with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services, securities trading, corporate and investment banking and research) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise.  In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions.  You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand.  No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors.  You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.  You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s-length basis, and the parties hereto do not intend that any Commitment Party act or be responsible as a fiduciary to you or your management, stockholders or creditors or any other person.  You hereby expressly disclaim any fiduciary relationship and agree that you are responsible for making your own independent judgments with respect to any transactions (including the Transactions) entered into between you and the Commitment Parties.  You also acknowledge that no Commitment Party has advised and none is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting with your own advisors concerning such matters to the extent they deem appropriate.

Further, each of the Commitment Parties and its affiliates generally act independent of each other, both for their own account and for the account of clients.  Accordingly, there may be situations where a Commitment Party or an affiliate thereof either now has or may in the future have interests, or takes action, that may conflict with your interests.  For example, an affiliate of a Commitment Party may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including, without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates or other entities connected with the Facility or the transactions contemplated hereby.

You acknowledge that Morgan Stanley Bank, N.A. (an affiliate of MSSF) is currently acting as a lender and syndication agent, and BTMU is currently acting as a lender, under the Existing Credit Agreement, and your and your affiliates’ rights and obligations under any other agreement with such Commitment Parties or any of their respective affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by either Commitment Party’s performance or lack of performance of services hereunder.  You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between each Commitment Party and you and your affiliates in connection with the transaction contemplated hereby, on the one hand, and the exercise by each such Commitment Party or any of its affiliates of any of their rights and duties under the Existing Credit Agreement, on the other hand.

In recognition of the foregoing, you agree that no Commitment Party or an affiliate thereof is required to restrict its activities as a result of this Commitment Letter and that each Commitment Party and its affiliates may undertake any business activity without further consultation with or notification to you.  Neither this Commitment Letter nor the receipt by a Commitment Party or any of its affiliates of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including, without limitation, any duty of trust or confidence) that would prevent or restrict a Commitment Party or any such affiliate from acting on behalf of other customers or for its own account.  Furthermore, you agree that neither any Commitment Party nor any affiliate or business of a Commitment Party is under a duty to disclose to you or use on your behalf any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities.  However, consistent with each Commitment Party’s long-standing policy to hold in confidence the affairs of its customers, no Commitment Party will use confidential information obtained from you except in connection with its services to, and its relationship with, you, provided that each Commitment Party will be free to disclose information in any manner as required by law or other applicable judicial or government order (in which case we agree to the extent permitted under applicable law to inform you promptly thereof) or as required by any regulation or regulatory authority (in which case we agree to the extent permitted under applicable law and to the extent practicable to inform you promptly thereof).

7.  Governing Law, etc.  This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided, that (a) the interpretation of Acquired Business Material Adverse Effect and whether an Acquired Business Material Adverse Effect has occurred, (b) the accuracy of any Acquisition Agreement Representation and whether as a result of a breach thereof you (or any of your subsidiaries) have the right to terminate your (or its) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement and (c) whether the Acquisition has been consummated in accordance with the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.  The parties hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding resulting from or contemplated by this Commitment Letter.  The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or resulting from this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute.  The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

8.  PATRIOT Act.  We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you, which information includes your name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

9.  Confidentiality.  This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your and your affiliates’ respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter and the Fee Letter (provided that the Fee Letter shall be redacted in a manner reasonably satisfactory to us) may be disclosed to the seller under the Acquisition Agreement and its officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter (provided that you may disclose the aggregate amounts contained in the Fee Letter as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any offering and marketing materials for the Facility and/or any other financing or to the extent customary or required in any public or regulatory filing)) in filings in any public record in which it is required or you deem desirable to be disclosed, (e) to any rating agency on a confidential basis or (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof.

Each Commitment Party will treat as confidential all confidential information provided to it by or on your behalf hereunder; provided, that nothing herein shall prevent such person from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower or its obligations under the Facility (collectively, “Specified Counterparties”), (ii) to its and its affiliates’ officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents, advisors and to actual or prospective assignees and participants on a confidential basis, (iii) as may be compelled in judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case, except with respect to any auditor examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, such person agrees to the extent permitted under applicable law to inform you promptly thereof), (iv) to any rating agency on a confidential basis, (v) as requested by any state, federal or foreign authority or examiner regulating banks or banking, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof, (vii) for purposes of establishing a “due diligence” defense, (viii) to any of its affiliates on a confidential basis and (ix) to the extent such confidential information becomes publicly available (x) other than as a result of a breach of this provision or (y) to it from a source, other than you, which it has no reason to believe has any confidentiality or fiduciary obligation to you with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of the Arrangers or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

10.  Miscellaneous.  Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facility is subject to the applicable conditions precedent set forth in Section 1 of this Commitment Letter and in Exhibit B hereto.

This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons.  We may assign our commitments and agreements hereunder, in whole or in part, to (x) any of our respective affiliates and (y) subject to the applicable requirements and limitations set forth in Section 2 and 3 above, to any proposed Lender prior to the Closing Date (it being understood in the case of clause (x) above than any such assignment shall not relieve us of our commitments hereunder unless (1) such assignment is to Morgan Stanley Bank, N.A. or (2) you have otherwise agreed to such assignment).  This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facility and set forth the entire understanding of the parties with respect thereto.  No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter prior to 5:00 p.m. (New York City time), on March 10, 2015.  If the Commitment Letter and Fee Letter have not been executed and returned, together with a copy of the fully executed Acquisition Agreement and the payment of fees required by the Fee Letter, as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Anish Shah
Name: Anish Shan
Title: Authorized Signatory

[SIGNATURE PAGE TO PROJECT OXFORD COMMITMENT LETTER]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Jaime Johnson
Name: Jaime Johnson
Title: Vice President

By:	/s/ Timothy P. Dilworth
Name: Timothy P. Dilworth
Title: Managing Director

[SIGNATURE PAGE TO PROJECT OXFORD COMMITMENT LETTER]

Accepted and agreed to as of
the date first written above by:

ABBVIE INC.

By:	/s/ Amarendra Duvvur
Name: Amarendra Duvvur
Title: Authorized Signatory

[SIGNATURE PAGE TO PROJECT OXFORD COMMITMENT LETTER]

Exhibit A

ABBVIE INC.
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Summary of Terms and Conditions

Pursuant to an agreement and plan of reorganization (including the exhibits and schedules thereto, collectively, the “Acquisition Agreement”) the Borrower (as defined below) intends to acquire (the “Acquisition”) all of the outstanding shares of common stock of a company previously identified to MSSF (as defined below) and BTMU (as defined below) and code-named “Oxford” (the “Target”, and together with its subsidiaries, the “Acquired Business”) for aggregate cash and equity consideration set forth in the Acquisition Agreement, and, in connection therewith, to repurchase from time to time (other than in the ordinary course of business consistent with past practice) shares of the Borrower’s common stock for cash (with such shares being immediately canceled and not held as treasury stock) (such repurchases and cancellations, the “Share Repurchase”), whether pursuant to an accelerated share repurchase program or otherwise, and to repay certain commercial paper and other existing indebtedness of the Borrower.  The Acquisition will be effected through (i) the purchase of shares of common stock of the Target by a wholly-owned subsidiary of the Borrower (“Merger Sub”) in the Offer (as defined in the Acquisition Agreement) and (ii) on the Closing Date (as defined below), promptly following the closing of the Offer, the merger (the “Merger”) of Merger Sub with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law, with the Target surviving such Merger as the Borrower’s direct or indirect wholly-owned subsidiary, and promptly thereafter the merger of the Target with and into a wholly-owned subsidiary of the Borrower (“Merger Sub 2”), with Merger Sub 2 surviving such merger as the Borrower’s direct or indirect wholly-owned subsidiary.  In connection with the Acquisition, on the Closing Date, the Borrower intends to issue unsecured debt securities in a public or private offering (the “Securities”) and/or the Borrower will incur loans under a 364-day senior unsecured bridge term loan facility described under the caption “The Facility” below.  The Acquisition, the entering into and funding of the Facility (as defined below), the repayment of certain commercial paper and other existing indebtedness of the Borrower, the Share Repurchase and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”.

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I.                                        PARTIES

Borrower:	AbbVie Inc., a Delaware corporation (the “Borrower”).

Joint Lead Arrangers and Joint Bookrunner:

Morgan Stanley Senior Funding, Inc. (“MSSF”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) will act as joint lead arrangers and joint bookrunners for the Facility (in such capacities, the “Arrangers”).

Administrative Agent:	MSSF will act as the sole and exclusive administrative agent for the Facility (in such capacity, the “Administrative Agent”).

Lenders:

A syndicate of banks, financial institutions and other entities, including MSSF, BTMU and/or any of their respective affiliates, arranged by the Arrangers in accordance with the Commitment Letter (collectively, the “Lenders”).

II.                                   THE FACILITY

Type and Amount of Facility:	364-day senior unsecured bridge term loan facility in the amount of $18,000,000,000 (the “Facility”).

Availability:

The loans (the “Loans”) shall be available to be drawn on the Closing Date or, with respect to up to $6,000,000,000 (the “Post-Closing Sublimit”) of the Facility, in one additional drawing on any business day after the Closing Date and on or prior to the date that is 60 calendar days after the Closing Date (the date of such borrowing, the “Post-Closing Borrowing Date”).

On the Closing Date, any undrawn commitments in excess of the Post-Closing Sublimit shall automatically terminate (after giving effect to the borrowing of Loans on such date). Any remaining undrawn commitments after the Closing Date shall automatically terminate on the earlier to occur of (1) the Post-Closing Borrowing Date (after giving effect to the borrowing of Loans on such date) and (2) the date that is 60 days after the Closing Date.

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Closing Date.

Purpose:

The proceeds of the Loans shall be used to finance (i) the Acquisition, (ii) the repayment of certain commercial paper and other existing indebtedness of the Borrower, (iii) the Share Repurchase and (iv) fees and expenses in connection with the foregoing.

III.                              CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

Optional Prepayments and Commitment Reductions:

The Loans may be prepaid (or commitments reduced) by the Borrower at any time in whole or in part without premium or penalty (other than the payment of customary LIBO Rate (as defined on Annex I hereto) breakage amounts) in minimum amounts equal to $25,000,000. Loans prepaid may not be reborrowed.

Mandatory Prepayments and Commitment Reductions:

The following amounts shall be applied to prepay the Loans within three business days of receipt of such amounts (and, prior to the Closing Date, the commitments under the Facility, pursuant to the Commitment Letter or Credit Documentation (as applicable), shall be automatically and permanently reduced by such amounts) (it being understood that amounts set forth in clause (a) below shall only be available to reduce commitments under the Facility):

(a)                                 100.0% of the committed amount of any term loan credit facility entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the effectiveness of definitive documentation for

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such term loan credit facility and receipt by the Arrangers of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility (as defined below));

(b)                                 100.0% of the Net Cash Proceeds (as defined below) actually received by the Borrower and its consolidated subsidiaries from the incurrence of debt for borrowed money by such entity (excluding (i) intercompany debt of such entities, (ii) borrowings under the Existing Credit Agreement or any revolving facility in replacement thereof in an amount up to $3,000,000,000, (iii) any other ordinary course borrowings under working capital, letter of credit or overdraft facilities, (iv) issuances of commercial paper and refinancings thereof, (v) purchase money indebtedness incurred in the ordinary course of business, (vi) indebtedness with respect to capital leases incurred in the ordinary course of business, (vii) other debt to the extent the net cash proceeds of such debt are utilized or to be utilized to refinance the Borrower’s Existing 2015 Notes (as defined below) and pay any fees or other amounts in respect thereof (including any prepayment or redemption premiums and accrued interest thereon), (viii) other debt (other than the Securities) in an amount not to exceed $4,500,000,000 in the aggregate) and (ix) any Qualifying Term Loan Facility that has reduced commitments under the Facility pursuant to clause (a) above);

(c)                                  100.0% of the Net Cash Proceeds actually received from the issuance of any equity interests by the Borrower (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) issuances among the Borrower and its subsidiaries or (iii) issuances as consideration for the Acquisition or any other acquisition); and

(d)                                 100.0% of the Net Cash Proceeds actually received by the Borrower and its consolidated subsidiaries from the sale or other disposition of assets of the Borrower or any of its consolidated subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s subsidiaries) (except for (A) asset sales (including issuances of stock by the Borrower’s subsidiaries) between or among such entities and (B) asset sales (including issuances of stock by the Borrower’s subsidiaries), the net cash proceeds of which do not exceed $20,000,000 in any single transaction or related series of transactions or $250,000,000 in the aggregate), to the extent that such Net Cash Proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within 6 months following receipt thereof.

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For these purposes, “Existing 2015 Notes” means the Borrower’s (i) 1.200% Senior Notes due 2015 in an aggregate principal amount of $3,500,000,000 and (ii) Floating Rate Senior Notes due 2015 in an aggregate principal amount of $500,000,000, each as issued under an Indenture, dated as of November 8, 2012, between the Borrower and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 1, dated as of November 8, 2012, between the Borrower and the Trustee.

For these purposes, “Net Cash Proceeds” means:

(a)                                 with respect to a sale or other disposition of any assets of the Borrower or any of its domestic subsidiaries, the excess, if any, of (i) the cash received in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Loans under the Facility), (B) the fees and expenses incurred by the Borrower or any of its subsidiaries in connection therewith, (C) taxes paid or reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by the Borrower or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable generally accepted accounting principles;

(b)                                 with respect to the incurrence, issuance, offering or placement of debt for borrowed money, the excess, if any, of (i) cash received by the Borrower and its domestic subsidiaries in connection with such incurrence, issuance, offering or placement over (ii) the sum of (A) payments made to retire any debt for borrowed money that is required to be repaid in connection with such issuance, offering or placement (other than the Loans) and (B) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower and its domestic subsidiaries in connection with such incurrence, issuance, offering or placement; and

(c)                                  with respect to the issuances of equity interests, the excess of (i) the cash received by in connection with such issuance over (ii) the underwriting discounts and commissions and other fees and expenses incurred by the Borrower or any of its subsidiaries in connection with such issuance.

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower for the purpose of financing the

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Transactions that is subject to conditions precedent to funding that are no less favorable to the Borrower than the conditions set forth herein to the funding of the Facility, as determined by the Borrower in its reasonable discretion.

Notwithstanding anything to the contrary above, mandatory repayments and commitment reductions with respect to Net Cash Proceeds received by a foreign subsidiary of the Borrower pursuant to clauses (b) or (d) above shall not be required if and for so long as the Borrower has determined in good faith that repatriation to the Borrower to make any such payments would have adverse tax consequences (and, in the case of clause (b), such adverse tax consequence is material) or would violate applicable local law or the applicable organizational documents of such foreign subsidiary.

Amounts prepaid pursuant to any mandatory prepayment of the Loans may not be reborrowed. Mandatory prepayments and commitment reductions shall be allocated first to any outstanding Loans, and second to any outstanding commitments.

The Lenders’ commitments under the Facility will terminate on the earliest to occur of (a) 11:59 p.m. on the Outside Date (as defined in the Acquisition Agreement as in effect on the date hereof (giving effect to any extensions in accordance with Section 9.1(d) of the Acquisition Agreement as in effect on the date hereof)), (b) the consummation of the Acquisition without the use of the Facility and (c) the date of any public announcement by you of the abandonment by you of the Acquisition or termination in accordance with the terms of the Acquisition Agreement of the Borrower’s obligations under the Acquisition Agreement to consummate the Acquisition.

IV.                               CERTAIN CONDITIONS

Conditions to Effective Date:

Subject to the agreement of the Commitment Parties set forth in clause (ii) of the last paragraph of Section 1 of the Commitment Letter, the effectiveness of the Credit Documentation will be subject solely to (i) delivery of counterparts to the Administrative Agent by each party to the Credit Documentation, (ii) payment of reasonable out-of-pocket expenses of the Administrative Agent, the Arrangers and the Lenders invoiced at least 3 business days prior to the Effective Date, (iii) delivery of all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, requested in writing by the Arrangers at least 10 business days prior to the Effective Date (defined below), and (iv) the Administrative Agent (or its counsel) receiving organizational documents, resolutions and an incumbency certificate from the Borrower. The date on which the foregoing conditions precedent are satisfied is referred to as the “Effective Date”.

Conditions to Availability

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of Loans on the Closing Date:

The Loans shall be available on the date (the “Closing Date”) on which the conditions precedent set forth in the third paragraph of Section 1 of Commitment Letter and Exhibit B attached thereto are satisfied.

Conditions to Availability of Loans After the Closing Date:

Loans in an amount not to exceed the Post-Closing Sublimit shall be available in a single drawing on any business day following the Closing Date up to the date that is 60 days after the Closing Date, subject only to (i) the occurrence of the Closing Date, (ii) there not having occurred any Specified Event of Default and (iii) the delivery of a customary borrowing notice.

Actions Between Effective Date and Funding:

During the period from and including the Effective Date to and including the termination of all commitments with respect to the Facility (the “Certain Funds Period”), and notwithstanding (i) that any representation made on the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and/or Acquisition Agreement Representations given as a condition to the Closing Date or, if applicable, the Post-Closing Borrowing Date) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenant, (iii) any provision to the contrary in any Credit Documentation or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its commitments under the Facility (except as set forth in “Mandatory Prepayments and Commitment Reductions” above), (2) rescind, terminate or cancel the Credit Documentation or exercise any right or remedy or make or enforce any claim under the Credit Documentation, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loan, (3) refuse to participate in making its Loan; provided that the applicable conditions precedent to the making of the Loans set forth in the third paragraph of Section 1 of the Commitment Letter and Exhibit B thereto have been satisfied, or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition precedent set forth in the third paragraph of Section 1 of the Commitment Letter and Exhibit B thereto is not satisfied on the Closing Date or, if applicable, the Post-Closing Borrowing Date or, following the Closing Date, if a payment or bankruptcy event of default with respect to the Borrower shall have occurred and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

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V.                                    CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain representations, warranties, covenants and events of default based on and substantially similar to the Existing Credit Agreement, and shall contain only the representations, warranties, covenants and events of default set forth below.

For purposes hereof, including the Commitment Letter and all attachments thereto, the term “substantially similar to the Existing Credit Agreement” and words of similar import means substantially the same as the Existing Credit Agreement with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Facility as a bridge facility) and the Fee Letter, (b) to reflect any changes in law or accounting standards since the date of the Existing Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent as reasonably agreed by the Borrower, to the extent such requirements have been generally required by the Administrative Agent in documenting other credit facilities similar to the Facility, (d) to accommodate the structure of the Acquisition and (e) to the extent not inconsistent with the terms of the Commitment Letter (including all exhibits thereto), as agreed by the Borrower and MSSF after good faith consideration of comments from MSSF and the syndicate of Lenders, on one hand, or the Borrower, on the other.

Representations and Warranties:

Substantially similar to the Existing Credit Agreement and limited to the following: confirmation of corporate status and authority; due authorization of the Credit Documentation; execution, delivery and performance of the Credit Documentation do not violate law or existing agreement; no governmental or regulatory approvals required; legality, validity, binding effect and enforceability of the Credit Documentation; accuracy of financial statements; no litigation that would reasonably be expected to be adversely determined, and if so determined (a) would reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Borrower and its subsidiaries taken as a whole or (b) would affect the legality, validity and enforceability of any material provision of the Credit Documentation in any material respect; following the application of the proceeds of the Loans, not more than 25% of the assets of the Borrower subject to the lien covenant in the Credit Documentation will be margin stock; accuracy of information; no material adverse effect; solvency; ERISA; environmental compliance; not an investment company; obligations pari passu with existing unsecured unsubordinated indebtedness; use of proceeds; PATRIOT Act; and OFAC and anti-corruption matters (including the FCPA).

Affirmative Covenants:	Substantially similar to the Existing Credit Agreement, and limited to the following: compliance with laws; payment of taxes; maintenance of insurance; preservation of existence;

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visitation rights; keeping of books; maintenance of properties; transactions with affiliates; reporting requirements; and OFAC and FCPA.

Financial Covenant:

Maximum total debt to EBITDA ratio, to be tested on a rolling four-quarter basis at the end of each fiscal quarter and to be calculated in a manner substantially similar to the Existing Credit Agreement, with maximum levels as follows: (1) for the last day of each fiscal quarter ending prior to December 31, 2015, 4.875:1.00, (2) for the last day of each fiscal quarter ended on or after December 31, 2015 and prior to June 30, 2016, 4.75:1.00 and (3) for the last day of each fiscal quarter ending on or after June 30, 2016, 4.25:1.00.

The first test of compliance with the financial covenant will occur on the last day of the first full fiscal quarter ending after the Closing Date.

Negative Covenants:	Substantially similar to the Existing Credit Agreement, and limited to the following: limitations on liens; mergers; accounting changes; and change in nature of business.

Events of Default:

Substantially similar to the Existing Credit Agreement, and limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a five business day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to grace periods consistent with the Existing Credit Agreement); cross-default; bankruptcy events; material judgments; change of control; certain ERISA events; and actual or asserted invalidity of the Credit Documentation.

Voting:	Substantially similar to Existing Credit Agreement.

Assignments and Participations:

Assignments of commitments shall be subject to the limitations set forth in the Commitment Letter. Assignments of Loans shall be subject to limitations substantially similar to the Existing Credit Agreement.

Yield Protection:	Substantially similar to the Existing Credit Agreement.

Expenses and Indemnification:	Substantially similar to the Existing Credit Agreement, subject to changes to conform to Section 6 of the Commitment Letter.

Governing Law and Forum:

New York (except that (a) the interpretation of Acquired Business Material Adverse Effect and whether an Acquired Business Material Adverse Effect has occurred, (b) the accuracy of any Acquisition Agreement Representation and whether as a result of a breach thereof the Borrower (or any of its subsidiaries) have the right to terminate its (or their) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement and (c)

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whether the Acquisition has been consummated in accordance with the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to conflicts of laws principles that would result in the application of the law of any other state). Each party to the Credit Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in the County of New York.

Counsel to the Administrative Agent and the Arrangers:	Davis Polk & Wardwell LLP.

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Annex I

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. In no event shall the ABR be less than 0.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any). In no event shall the Adjusted LIBO Rate be less than 0.00%.

“Applicable Margin” means the percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 or LIBOR02 of the Reuters screen (or applicable successor page) that displays such rate.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:

The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Facility calculated at a rate per annum equal to the “Applicable Commitment Fee Rate” on the daily average undrawn commitments of such Lender under the Facility, accruing during the period commencing on the later of (i) the date that is 60 days following the date of the Commitment Letter and (ii) the date of execution of the credit agreement for the Facility, payable on the Closing Date and on the Post-Closing Borrowing Date (if applicable) (or earlier termination of the commitments with respect to the Facility).

	“Applicable Commitment Fee Rate” means the percentage determined in accordance with the Pricing Grid.

Duration Fees:

The Borrower shall pay, or cause to be paid, duration fees (the “Duration Fees”) for the account of each Lender in amounts equal to the percentage as determined in accordance with the grid below, of the principal amount of the Loan of such Lender outstanding at the close of business, New York City time, on each date set forth in the grid below, payable on each such date:

	Duration Fee
	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
	0.50%	0.75%	1.00%

Default Rate:	Substantially similar to the Existing Credit Agreement.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

2

Annex I-A

ABBVIE INC.

Pricing Grid

	Applicable Margin
	Closing Date through 89 days after Closing Date				90 days after Closing Date through 179 days after Closing Date				180 days after Closing Date through 269 days after Closing Date				270 days after Closing Date and thereafter				Applicable
Borrower’s Index Debt Rating (S&P or Moody’s)	ABR Loans		LIBOR Loans		ABR Loans		LIBOR Loans		ABR Loans		LIBOR Loans		ABR Loans		LIBOR Loans		Commitment Fee Rate
Rating Level 1: > AA- / Aa3	0	bps	62.5	bps	0	bps	87.5	bps	12.5	bps	112.5	bps	37.5	bps	137.5	bps	6	bps
Rating Level 2: A+ / A1	0	bps	75	bps	0	bps	100	bps	25	bps	125	bps	50	bps	150	bps	7	bps
Rating Level 3: A / A2	0	bps	87.5	bps	12.5	bps	112.5	bps	37.5	bps	137.5	bps	62.5	bps	162.5	bps	8	bps
Rating Level 4: A- / A3	0	bps	100	bps	25	bps	125	bps	50	bps	150	bps	75	bps	175	bps	10	bps
Rating Level 5: BBB+ / Baa1	12.5	bps	112.5	bps	37.5	bps	137.5	bps	62.5	bps	162.5	bps	87.5	bps	187.5	bps	12.5	bps
Rating Level 6: BBB / Baa2	25	bps	125	bps	50	bps	150	bps	75	bps	175	bps	100	bps	200	bps	15	bps
Rating Level 7: < BBB- / Baa3	50	bps	150	bps	75	bps	175	bps	100	bps	200	bps	125	bps	225	bps	17.5	bps

For purposes of the foregoing, “Index Debt Rating” means, as of any date and subject to the provisions of the next succeeding sentence, the lowest rating that has been most recently announced by each of S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower.  For purposes of the foregoing:  (a) if only one of S&P and Moody’s shall have in effect an Index Debt Rating, the Applicable Margin and Applicable Commitment Fee Rate shall be determined by reference to the available rating; (b) if neither S&P nor Moody’s shall have in effect an Index Debt Rating, the Applicable Margin and Applicable Commitment Fee Rate shall be set in accordance with Level 7; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and Applicable Commitment Fee Rate shall be based upon the higher of such ratings, except that, in the event that the lower of such ratings is more than one level below the higher of such ratings, the Applicable Margin and Applicable Commitment Fee Rate shall be based upon the level immediately above the lower of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Index Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

Exhibit B

ABBVIE INC.
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Conditions Precedent to Closing

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached or Exhibit A thereto, as the context may require.

The initial borrowing under the Facility will be subject to the following additional conditions precedent:

(1)                                 The Acquisition Agreement (including all schedules and exhibits thereto) and all other related documentation shall be satisfactory to MSSF (and MSSF acknowledges and agrees that the draft Acquisition Agreement (including all schedules and exhibits thereto) dated March 4, 2015 and received by counsel to MSSF on March 4, 2015 at 2:27 p.m. is reasonably satisfactory to it).  The Acquisition shall be consummated on the Closing Date substantially concurrently with the closing of the Facility in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements or waivers by you thereto or consents by you thereunder (including, for the avoidance of doubt, with respect to the conditions to the Offer set forth in the Acquisition Agreement) that are materially adverse to the Lenders or the Arrangers without MSSF’s prior written consent, it being understood and agreed that (i) (x) any decrease in the cash portion of the consideration for the Acquisition that is accompanied by a dollar-for-dollar reduction in commitments in respect of the Facility and (y) any decrease in the equity portion of the consideration for the Acquisition, shall, in each case, be deemed to be not materially adverse to the Lenders, (ii) any increase in the cash portion of the consideration for the Acquisition that, together with any other increases since the date of the Commitment Letter, exceeds 5% of the purchase price shall be deemed to be materially adverse to the Lenders and (iii) any waiver or modification of the Minimum Condition (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed to be materially adverse to the Lenders.

(2)                                 The Arrangers shall have received for each of the Borrower and the Acquired Business (a) U.S. GAAP audited consolidated (or, in the case of the 2012 fiscal year of the Borrower, combined) balance sheets and related statements of (in the case of the Borrower) earnings and (in the case of the Acquired Business) operations, comprehensive income, (in the case of the Borrower) equity and (in the case of the Acquired Business) stockholders’ equity and cash flows, for (in the case of the Borrower) the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and (in the case of the Acquired Business) the fiscal years ended December 31, 2014 and December 31, 2013, the six-month period ended December 31, 2012 and the fiscal year ended June 30, 2012, and, in each case, for any subsequent fiscal year ended at least 90 days prior to the Closing Date, (b) U.S. GAAP unaudited consolidated balance sheets and related statements of (in the case of the Borrower) earnings and (in the case of the Acquired Business) operations, comprehensive income and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date and (c) customary pro forma financial statements that shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (the “Act”) to the extent applicable in a registration statement of the Borrower’s debt securities under such Act on Form S-1.  The Borrower’s or Acquired Business’, as the case may be, filing of any required audited financial statements with respect to the Borrower or Acquired Business, as the case may be, on Form 10-K or required unaudited financial statements with respect to the Borrower or Acquired Business, as the case may be, on Form 10-Q, in each case, will satisfy the requirements under clauses (2)(a) or (2)(b), as applicable, of this paragraph. The Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (2)(a) with respect to each of the Borrower, for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012, and with respect to the Acquired Business, for the fiscal years ended December 31, 2014 and December 31, 2013, the six-month period ended December 31, 2012 and the fiscal year ended June 30, 2012.

(3)                                 (A) The Administrative Agent shall have received (x) the following with respect to the Borrower:  customary legal opinions, corporate organizational documents, good standing certificates, resolutions and other customary closing certificates, and (y) a borrowing notice and (B) the Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.

(4)                                 The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached hereto as Schedule 1 certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(5)                                 The Arrangers, the Administrative Agent and the Lenders shall have received all fees and expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letter or hereunder and, with respect to expenses, invoiced to the Borrower at least three business days prior to the Closing Date.

(6)                                 The Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act requested in writing by the Arrangers at least 10 business days prior to the Closing Date.

2

Schedule 1

ABBVIE INC.
364-DAY SENIOR UNSECURED BRIDGE TERM LOAN FACILITY

Form of Solvency Certificate

[                  ], 2015

This Solvency Certificate is delivered pursuant to Section [     ] of the Credit Agreement dated as of [          ], 2015, among [         ] (the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.              I am the Chief Financial Officer of the Borrower.  I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [  ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.              As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3.              As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

ABBVIE INC.

By:
Name:	[ ]
Title:	Chief Financial Officer